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Exhibit 2   Consent of Counsel.

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                                          UNITED OF OMAHA LIFE INSURANCE COMPANY
                                                    Mutual of Omaha Plaza, 3-Law
                                                     Omaha, Nebraska  68175-1008


April 23, 2001


United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1008


To Whom It May Concern:

With reference to Post-Effective Amendment Number 6 for Registration Number 333-18881 on Form S-6 filed by United of Omaha Life Insurance Company and United of Omaha Separate Account B with the Securities and Exchange Commission covering single premium variable life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. United of Omaha Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable life insurance policies by the Department of Insurance of the State of Nebraska.

2. United of Omaha Separate Account B is a duly authorized and existing separate account established pursuant to the provisions of Section 44-
     402.01 of the Revised Statutes of the State of Nebraska.

3. The single premium variable life insurance policies, when issued as contemplated by the Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of United of Omaha Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment Number 6 to the Form S-6 Registration Statement and to the use of my name under the caption "Legal Proceedings" in the Prospectus contained in the Registration Statement.


Sincerely,

/s/ Thomas J. McCusker

General Counsel
United of Omaha Life Insurance Company